Exhibit 99.1

FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Fiscal Year 2017 First Quarter Distribution of $0.32 Per Share, a Special Distribution of $0.25 Per Share and Announces Fiscal Year 2016 Fourth Quarter Financial Results

CHICAGO, IL, November 16, 2016 - Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for its fourth fiscal quarter ended September 30, 2016.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company" refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. "GC Advisors" refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)
	September 30, 2016	June 30, 2016
Investment portfolio, at fair value	$1,660,612	$1,628,509
Total assets	$1,756,509	$1,696,696
Net asset value per share	$15.96	$15.88

	Quarter Ended
	September 30, 2016	June 30, 2016
Investment income	$34,503	$32,106
Net investment income	$17,228	$15,885
Net gain (loss) on investments and secured borrowings	$(1,129)	$2,404
Net increase in net assets resulting from operations	$16,099	$18,289

Net earnings per share	$0.30	$0.35
Net gain (loss) on investments and secured borrowings per share	$(0.02)	$0.04
Net investment income per share	$0.32	$0.31
Accrual for capital gain incentive fee per share	$—	$0.01
Net investment income before capital gain incentive fee accrual per share (1)	$0.32	$0.32

(1) As a supplement to U.S. generally accepted accounting principles ("GAAP") financial measures, the Company has provided this non-GAAP performance result. The Company believes that this non-GAAP financial measure is useful as it excludes the accrual of the capital gain incentive fee, which is not contractually payable under the terms of the investment advisory agreement with GC Advisors.

Fourth Fiscal Quarter 2016 Highlights

•
Net increase in net assets resulting from operations for the quarter ended September 30, 2016 was $16.1 million or $0.30 per share, as compared to $18.3 million, or $0.35 per share, for the quarter ended June 30, 2016;

•	Net investment income for the quarter ended September 30, 2016 was $17.2 million, or $0.32 per share, as compared to $15.9 million, or $0.31 per share, for the quarter ended June 30, 2016;

•
Net investment income for the quarter ended September 30, 2016 excluding a $0.1 million reversal in the accrual for the capital gain incentive fee under GAAP was $17.1 million, or $0.32 per share, as compared to $16.4 million, or $0.32 per share, when excluding a $0.5 million accrual for the capital gain incentive fee under GAAP, for the quarter ended June 30, 2016;

•
Net loss on investments and secured borrowings for the quarter ended September 30, 2016 was $1.1 million, or $0.02 per share, as compared to a gain of $2.4 million, or $0.04 per share, for the quarter ended June 30, 2016; and

•
Our board of directors declared on November 14, 2016 a quarterly distribution of $0.32 per share and a special distribution of $0.25 per share both of which are payable on December 29, 2016 to stockholders of record as of December 12, 2016.

Portfolio and Investment Activities

As of September 30, 2016, the Company had investments in 183 portfolio companies with a total fair value of $1,556.4 million and had investments in subordinated notes and limited liability company (“LLC”) equity interests in Senior Loan Fund LLC (“SLF”) with a total fair value of $104.2 million. This compares to the Company’s portfolio as of June 30, 2016, as of which date the Company had investments in 185 portfolio companies with a total fair value of $1,517.4 million and had investments in subordinated notes and LLC equity interests in SLF with a total fair value of $111.1 million. Investments in portfolio companies as of September 30, 2016 and June 30, 2016 consisted of the following:

	As of September 30, 2016		As of June 30, 2016
	Investments	Percentage of	Investments	Percentage of
Investment	at Fair Value	Total	at Fair Value	Total
Type	(In thousands)	Investments	(In thousands)	Investments
Senior secured	$162,849	9.8%	$174,608	10.7%
One stop	1,304,467	78.5	1,235,496	75.9
Second lien	27,909	1.7	37,461	2.3
Subordinated debt	1,427	0.1	1,966	0.1
Subordinated notes in SLF (1)	77,301	4.7	81,292	5.0
LLC equity interests in SLF (1)	26,927	1.6	29,772	1.8
Equity	59,732	3.6	67,914	4.2
Total	1,660,612	100.0%	1,628,509	100.0%

(1) Proceeds from the subordinated notes and LLC equity interests invested in SLF were utilized by SLF to invest in senior secured loans.

The following table shows the asset mix of our new investment commitments for the three months ended September 30, 2016:

	For the three months ended September 30, 2016
	New Investment
	Commitments	Percentage of
	(In thousands)	Commitments

Senior secured	$24,972	13.9%
One stop	152,392	85.0
Equity securities	1,999	1.1
Total new investment commitments	$179,363	100.0%

Overall, total investments at fair value increased by 2.0%, or $32.1 million, during the three months ended September 30, 2016 after factoring in debt repayments, sales of securities, net fundings on revolvers and net change in unrealized gain (loss). Total investments at fair value held by SLF decreased by 7.7%, or $27.1 million, after factoring in debt repayments, sales of securities, net fundings on revolvers and net change in unrealized gain (loss).

For the three months ended September 30, 2016, the weighted average annualized investment income yield (which includes interest and fee income and amortization of capitalized fees and discounts) and the weighted average annualized income yield (which excludes income resulting from amortization of capitalized fees and discounts) on the fair value of income producing investments in the Company’s portfolio were 8.5% and 7.8%, respectively.

Consolidated Results of Operations

Total investment income for the quarters ended September 30, 2016 and June 30, 2016 was $34.5 million and $32.1 million, respectively. This $2.4 million increase was primarily attributable to an increase in the average earning investment balance in the quarter ended September 30, 2016.

Total expenses for the quarters ended September 30, 2016 and June 30, 2016 were $17.3 million and $16.2 million, respectively. This $1.1 million increase was primarily attributable to an increase in the incentive fee due to higher investment income.

During the quarter ended September 30, 2016, the Company recorded a net realized gain of $6.5 million and recorded net unrealized depreciation of $7.6 million. The net realized gain was primarily due to the sale of an equity investment. The net unrealized depreciation was due to the reversal of the unrealized appreciation on the equity investment that was sold and net unrealized depreciation on several middle market debt and equity securities.

Liquidity and Capital Resources

The Company’s liquidity and capital resources are derived from the Company’s debt securitizations, U.S. Small Business Administration (“SBA”) debentures, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investment in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitizations, SBA debentures, revolving credit facility, proceeds from its investment portfolio and proceeds from offerings of its securities and its dividend reinvestment plan to finance its investment objectives.

As of September 30, 2016, the Company had cash and cash equivalents of $10.9 million, restricted cash and cash equivalents of $78.6 million and $865.2 million of debt and secured borrowings outstanding. As of September 30, 2016, the Company had $73.3 million of remaining commitments and $30.8 million available for additional borrowings on its revolving credit facility, subject to leverage and borrowing base restrictions. As of September 30, 2016, the Company had $23.0 million of additional SBA debentures available, subject to customary SBA regulatory requirements.

On August 15, 2016, the Company priced a public offering of 1,750,000 shares of its common stock at a public offering price of $18.35 per share, raising approximately $31.1 million in net proceeds after underwriting discounts and commissions. On September 19, 2016, the Company sold an additional 136,970 shares of its common stock at a public offering price of $18.35 per share pursuant to the underwriters’ partial exercise of the option to purchase additional shares granted in connection with the public offering in August 2016.

On November 14, 2016, the Company’s Board of Directors declared a quarterly distribution of $0.32 per share and a special distribution of $0.25 per share both of which are payable on December 29, 2016 to holders of record as of December 12, 2016.

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance ratings:

Internal Performance Ratings
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3
Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.

2
Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).

1
Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments.

The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of September 30, 2016 and June 30, 2016:

	September 30, 2016		June 30, 2016
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$93,768	5.7%	$93,519	5.7%
4	1,380,274	83.1	1,374,463	84.4
3	176,464	10.6	158,788	9.8
2	9,950	0.6	1,739	0.1
1	156	0.0 *	—	—
Total	$1,660,612	100.0%	$1,628,509	100.0%

*	Represents an amount less than 0.1%.

Conference Call

The Company will host an earnings conference call at 1:00 p.m. (Eastern Time) on Thursday, November 17, 2016 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (800) 624-3491 approximately 10-15 minutes prior to the call; international callers should dial (303) 223-4376. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Resources link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 9.30.16 Investor Presentation under Events/Presentations. An archived replay of the call will be available shortly after the call until 3:00 p.m. (Eastern Time) on December 17, 2016. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21820091.

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)

	September 30, 2016	June 30, 2016
Assets	(audited)	(unaudited)
Investments, at fair value (cost of $1,650,173 and $1,610,427, respectively)	$1,660,612	$1,628,509
Cash and cash equivalents	10,947	3,167
Restricted cash and cash equivalents	78,593	58,727
Interest receivable	5,935	5,707
Other assets	422	586
Total Assets	$1,756,509	$1,696,696

Liabilities
Debt	$864,700	$862,050
Less unamortized debt issuance costs	5,627	6,051
Debt less unamortized debt issuance costs	859,073	855,999
Secured borrowings, at fair value (proceeds of $471 and $323, respectively)	475	326
Interest payable	3,229	5,300
Management and incentive fees payable	12,763	11,335
Payable for open trades	—	1,949
Accounts payable and accrued expenses	2,072	1,750
Accrued trustee fees	72	56
Total Liabilities	877,684	876,715

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized,
zero shares issued and outstanding as of September 30, 2016 and June 30, 2016	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 55,059,067 and 51,623,325 shares issued and outstanding as of September 30, 2016 and June 30, 2016,
respectively	55	52
Paid in capital in excess of par	855,998	796,060
Undistributed net investment income	18,832	2,640
Net unrealized appreciation (depreciation) on investments and secured borrowings	13,104	20,747
Net realized gain (loss) on investments and secured borrowings	(9,164)	482
Total Net Assets	878,825	819,981
Total Liabilities and Total Net Assets	$1,756,509	$1,696,696

Number of common shares outstanding	55,059,067	51,623,325
Net asset value per common share	$15.96	$15.88

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)
	Three months ended
	September 30, 2016	June 30, 2016
	(unaudited)	(unaudited)
Investment income
Interest income	$32,615	$30,867
Dividend income	1,274	1,179
Fee income	614	60

Total investment income	34,503	32,106

Expenses
Interest and other debt financing expenses	7,141	7,019
Base management fee	5,734	5,567
Incentive fee	3,004	2,311
Professional fees	691	692
Administrative service fee	566	531
General and administrative expenses	139	101

Total expenses	17,275	16,221

Net investment income	17,228	15,885

Net gain (loss) on investments and secured borrowings
Net realized gain (loss) on investments	6,514	(5,416)
Net change in unrealized appreciation (depreciation) on investments and secured borrowings	(7,643)	7,820

Net gain (loss) on investments and secured borrowings	(1,129)	2,404

Net increase in net assets resulting from operations	$16,099	$18,289

Per Common Share Data
Basic and diluted earnings per common share	0.30	0.35
Dividends and distributions declared per common share	0.32	0.32
Basic and diluted weighted average common shares outstanding	53,583,490	51,513,685

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“Golub Capital BDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Golub Capital BDC invests primarily in senior secured and one stop loans of U.S. middle-market companies that are often sponsored by private equity investors. Golub Capital BDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies ("Golub Capital").

ABOUT GOLUB CAPITAL

Golub Capital is a nationally recognized credit asset manager with over $18 billion of capital under management. For over 20 years, the firm has provided credit to help medium-sized U.S. businesses grow. The firm’s award-winning middle market lending business helps provide financing for middle market companies and their private equity sponsors. Golub Capital’s credit expertise also forms the foundation of its Late Stage Lending and Broadly Syndicated Loan businesses. Golub Capital has worked hard to build a reputation as a fast, reliable provider of compelling financing solutions, and we believe this has inspired repeat clients and investors. Today, the firm has over 300 employees with lending offices in Chicago, New York and San Francisco. For more information, please visit www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune
312-284-0111
rteune@golubcapital.com

Source: Golub Capital BDC, Inc.